For Immediate Release	Media Contact: Randall Whitestone 212-526-0542 Hannah Burns 212-526-4064

Lehman Brothers Suspends Wholesale and Correspondent U.S. Residential Mortgage Origination Activities

NEW YORK, January 17, 2008 ( Lehman Brothers announced today that it will substantially reduce its resources and capacity in the U.S. residential mortgage origination space in light of the dislocation in the mortgage markets. As a result, the Firm is suspending its Wholesale and Correspondent lending activities at its Aurora Loan Services subsidiary. Aurora will continue to originate loans through its direct lending channel, and will maintain its servicing business.

This action affects approximately 1,300 employees and will result in the closure of Aurora’s regional operations centers in Lake Forest, CA, Sunrise, FL, and Florham Park, NJ. Aurora’s Colorado operations will be consolidated at its Littleton office. In connection with the suspension of its Wholesale and Correspondent U.S. residential mortgage activities, the Firm will record a one-time, after-tax charge of approximately $40 million for severance, technology and facilities exit costs.

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“While it was necessary for us to structure our mortgage origination businesses in the U.S. to reflect the change in industry dynamics, we deeply regret the impact this action has on our people,” said Ted Janulis, global head of Mortgage Capital for Lehman Brothers. “We will continue to make technology and infrastructure investments in this space, as we reposition the business to reflect the changing industry.”

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high net worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private investment management, asset management and private equity. The Firm is headquartered in New York, with regional headquarters in London and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers’ services, products and recruitment opportunities, visit our Web site at www.lehman.com.

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